Exhibit 10.1

March 30, 2026

KPET Ultra Paceline Corporation

5109 S. Broadband Lane

Sioux Falls, SD 57108

Re: Initial Public Offering

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) entered into by and among KPET Ultra Paceline Corporation, a Cayman Islands exempted company (the “Company”), and Deutsche Bank Securities Inc., as representative (the “Representative”) of the underwriters (the “Underwriters”), relating to an underwritten initial public offering (the “Public Offering”), of 23,000,000 of the Company’s units (including up to 3,000,000 units which may be purchased to cover over-allotments, if any) (the “Units”), each comprised of one Class A ordinary share, par value $0.0001 per share, of the Company (the “Class A Ordinary Shares”) and one-sixth of one redeemable warrant (each whole warrant, a “Warrant”). Each Warrant entitles the holder thereof to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment. The Units shall be sold in the Public Offering pursuant to the registration statement on Form S-1 (File No. 333-294067) and prospectus (the “Prospectus”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) and the Company has applied to have the Units listed on the New York Stock Exchange. Certain capitalized terms used herein are defined in paragraph 12 hereof.

In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the Public Offering and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, KPET Ultra Paceline LLC, a Cayman Islands limited liability company (the “Sponsor”), KPET Ultra Paceline Unit Holdings LLC, a Cayman Islands limited liability company (the “Unit Holder Sponsor” and, together with the Sponsor, the “Sponsor Entities”) and each of the undersigned individuals, each of whom is a member of the Company’s board of directors and/or management team (each an “Insider” and, collectively, the “Insiders”), hereby agree with the Company as follows:

1. The Sponsor and each Insider agree that if the Company seeks shareholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, it, he or she shall  vote all Founder Shares, Class A Ordinary Shares underlying the Private Placement Units and any shares acquired by it, him or her in the Public Offering or the secondary public market in favor of such proposed Business Combination, except that it, him or her shall not vote any Class A Ordinary Shares that it, him or her purchased after the Company publicly announces its intention to engage in such proposed Business Combination for or against such proposed Business Combination and  not redeem any Class A Ordinary Shares owned by it, him or her in connection with such shareholder approval.

2. The Sponsor Entities and each Insider agree that in the event that the Company fails to consummate a Business Combination within 24 months from the closing of the Public Offering (or 27 months from the closing of the Public Offering if the Sponsor exercises its three-month extension option) or such later period approved by the Company’s shareholders in accordance with the Company’s amended and restated memorandum and articles of association, as may be amended from time to time (the “Memorandum and Articles”), the Sponsor Entities and each Insider shall take all reasonable steps to cause the Company to  cease all operations except for the purpose of winding up,  as promptly as reasonably possible but not more than ten (10) business days thereafter, subject to lawfully available funds therefor, redeem 100% of the Class A Ordinary Shares sold as part of the Units in the Public Offering (the “Offering Shares”), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (net of aggregate amounts permitted to be withdrawn from the Trust Account to fund the Company’s working capital requirements following the Public Offering related to the Company’s search for an initial business combination, subject to an annual limit of $500,000 of the interest generated on the amount held in the Trust Account, and to pay the Company’s franchise and income taxes, if any (“Permitted Withdrawals”) and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Offering Shares, which redemption will completely extinguish the Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law and  as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject, in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law. The Sponsor Entities and the Insiders agree to not propose any amendment to the Memorandum and Articles  that would affect the substance or timing of the Company’s obligation to redeem 100% of the Offering Shares if the Company does not complete a Business Combination within such time as is described in the Memorandum and Articles or  with respect to any other provision relating to the rights of holders of Class A Ordinary Shares or pre-initial Business Combination activity, unless the Company provides its Public Shareholders with the opportunity to redeem their Offering Shares upon approval of any such amendment at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account (net of Permitted Withdrawals), divided by the number of then outstanding Offering Shares.

3. To the fullest extent permitted by applicable law, the Company hereby agrees to defend, indemnify, hold harmless and exonerate (including the advancement of expenses to the fullest extent permitted by applicable law) the Sponsor Entities and each entity’s members (present and former), managers and affiliates and their respective present and former officers and directors (each, a “Sponsor Indemnitee”) from any and all costs, fees, expenses, judgments, liabilities, fines, penalties, reasonable attorneys’ fees and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such costs, fees, expenses, judgments, liabilities, fines, penalties and amounts paid in settlement) actually, and reasonably, incurred by a Sponsor Indemnitee or on a Sponsor Indemnitee’s behalf in connection with any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, hearing or any other actual, threatened or completed proceeding instituted by the Company or any third party, whether civil, criminal, administrative or investigative in nature, in respect of any investment opportunities sourced by a Sponsor Indemnitee for the Company or any liability arising with respect to a Sponsor Indemnitee’s activities in connection with the affairs of the Company (in each case to the extent that such indemnification, hold harmless and exoneration obligations with respect to such matters are not expressly covered by a separate written agreement between the Company and the applicable Sponsor Indemnitee); provided, that in no event shall a Sponsor Indemnitee be entitled to be indemnified or held harmless hereunder in respect of any costs, fees, expenses, judgments, liabilities, fines, penalties and amounts paid in settlement (if any) that a Sponsor Indemnitee may incur by reason of such person’s own actual fraud or intentional misconduct; provided, further, that, for the avoidance of doubt, under no circumstance shall a Sponsor Indemnitee have a claim to any monies or assets held in the Trust Account, and the Company shall not be permitted to procure monies or assets held in the Trust Account for the satisfaction of its obligations to any Sponsor Indemnitee in respect of the indemnification provided hereunder. The Sponsor Indemnitees shall be third party beneficiaries of this paragraph.

4. During the period commencing on the effective date of the Underwriting Agreement and ending 180 days after such date, the undersigned shall not, without the prior written consent of the Representative,  sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, any Units, Class A Ordinary Shares, the Company’s Class B ordinary shares, par value $0.0001 per share (the “Class B Ordinary Shares” and, together with the Class A Ordinary Shares, the “Ordinary Shares”), Warrants or any securities convertible into, or exercisable, or exchangeable for, Class A Ordinary Shares owned by him, her or it; provided, however, that the foregoing shall not apply to transfers to the Sponsor Entities by the Insiders,  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Units, Class A Ordinary Shares, Founder Shares, Warrants or any securities convertible into, or exercisable, or exchangeable for, Class A Ordinary Shares owned by him, her or it, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or  publicly announce any intention to effect any transaction specified in clause (i) or (ii). If the undersigned is an officer or director of the Company, the undersigned further agrees that the foregoing restrictions shall be equally applicable to any issuer-directed Units that the undersigned may purchase in the Public Offering.

5. In the event of the liquidation of the Trust Account, the Sponsor Entities (which for purposes of clarification shall not extend to any officer, member or manager of the Sponsor Entities) agree to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which the Company may become subject as a result of any claim by  any third party (other than the Company’s independent public accountants) for services rendered or products sold to the Company or  a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”); provided, however, that such indemnification of the Company by any Sponsor Entity shall apply only to the extent necessary to ensure that such claims by a third party for services rendered (other than the Company’s independent public accountants) or products sold to the Company or a Target do not reduce the amount of funds in the Trust Account to below $10.00 per share of the Offering Shares or  such lesser amount per share of the Offering Shares held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case including interest earned on the funds held in the Trust Account (net of permitted withdrawals), except as to any claims by a third party or Target that executed an agreement waiving claims against and all rights to seek access to the Trust Account whether or not such agreement is enforceable. In the event that any such executed waiver is deemed to be unenforceable against such third party, such Sponsor Entity shall not be responsible for any liability as a result of any such third-party claims. Notwithstanding any of the foregoing, such indemnification of the Company by such Sponsor Entity shall not apply as to any claims under the Company’s obligation to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Any Sponsor Entity shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within fifteen (15) days following written receipt of notice of the claim to any Sponsor Entity, such Sponsor notifies the Company in writing that it shall undertake such defense.

6. To the extent that the Underwriters do not exercise their over-allotment option to purchase an additional 3,000,000 Units (as described in the Prospectus), the Sponsor agrees, upon the expiration or waiver of such option, to automatically surrender to the Company for no consideration, for cancellation at no cost, a number of Founder Shares equal to the product of 750,000 multiplied by a fraction,  the numerator of which is 3,000,000 minus the number of Units purchased by the Underwriters upon the exercise of their over-allotment option, and  the denominator of which is 3,000,000. The forfeiture will be adjusted to the extent that the over-allotment option is not exercised in full by the Underwriters so that the Founder Shares will represent 20.0% of the Company’s issued and outstanding Ordinary Shares after the Public Offering (not including the Class A Ordinary Shares underlying the Private Placement Units). The Sponsor further agrees that to the extent that the size of the Public Offering is increased or decreased and the Sponsor has either purchased or sold Ordinary Shares or an adjustment to the number of Founder Shares has been effected by way of a share dividend or share contribution back to capital or otherwise, in each case in connection with such increase or decrease in the size of the Public Offering, then  the references to 3,000,000 in the numerator and denominator of the formula in the first sentence of this paragraph 6 shall be changed to a number equal to 15% of the number of Class A Ordinary Shares included in the Units issued in the Public Offering and  the reference to 750,000 in the formula set forth in the first sentence of this paragraph 6 shall be adjusted to such number of Founder Shares that the Sponsor would have to collectively return to the Company in order for all holders of Founder Shares to hold an aggregate of 20.0% of the Company’s issued and outstanding Ordinary Shares after the Public Offering.

7. The Sponsor Entities and each Insider hereby agrees and acknowledges that:  each of the Underwriters and the Company would be irreparably injured in the event of a breach by any Sponsor Entity of its obligations (as applicable) under paragraphs 1, 2, 4, 5, 6, 8(a) and 8(b) or by each Insider of its obligations under paragraphs 1, 2, 4, 8(a) and 8(b),  monetary damages may not be an adequate remedy for such breach and  the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

8. Transfer Restrictions.

(a) Subject to the exceptions set forth herein, the Sponsor and each Insider agree not to transfer, assign or sell any Founder Shares or the Class A Ordinary Shares issuable upon conversion of the Founder Shares held by it, him or her until the earlier of  180 days after the date of the consummation of a Business Combination and  subsequent to a Business Combination, the date on which the Company consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property (the “Lock-up”).

(b) Subject to the exceptions set forth herein, the Unit Holder Sponsor and each Insider agree not to transfer, assign or sell any Private Placement Units (including the underlying Class A Ordinary Shares, Private Placement Warrants and the Class A Ordinary Shares issuable upon exercise of the Private Placement Warrants) until thirty (30) days after the completion of a Business Combination.

(c) Notwithstanding the provisions set forth in paragraphs 8(a) and 8(b), transfers of the Founder Shares, and the Private Placement Units (including the underlying Class A Ordinary Shares, Private Placement Warrants and the Class A Ordinary Shares issuable upon exercise of the Private Placement Warrants) that are held by any Sponsor Entity, any Insider or any of their permitted transferees, as applicable (that have complied with any applicable requirements of this paragraph 8(c)), are permitted  in the case of any Sponsor Entity, any Insider or any of their permitted transferees, to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, the Sponsor Entities, any members of the Sponsor Entities or their affiliates or any affiliates of the Sponsor Entities;  in the case of an individual, by gift to members of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;  in the case of an individual, by virtue of laws of descent and distribution upon death of the individual;  in the case of an individual, pursuant to a qualified domestic relations order;  by virtue of Cayman Islands law, as applicable, or the Sponsor’s operating agreement upon dissolution of the Sponsor;  by virtue of Cayman Islands law, as applicable, or the Unit Holder Sponsor’s operating agreement upon dissolution of the Unit Holder Sponsor;  by private sales or transfers made in connection with the consummation of a Business Combination at prices no greater than the price at which the securities were originally purchased;  in the event of the Company’s liquidation prior to the completion of a Business Combination; or  in the event of completion of a liquidation, merger, share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property subsequent to the completion of a Business Combination; provided, however, that, in the case of clauses (i) through (vii), these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions.

9. Each Insider’s biographical information furnished to the Company and the Representative that is included in the Prospectus is true and accurate in all respects and does not omit any material information with respect to such Insider’s background and contains all of the information required to be disclosed pursuant to Item 401 of Regulation S-K, promulgated under the Securities Act. Each Insider’s questionnaire furnished to the Company and the Representative including any such information that is included in the Prospectus is true and accurate in all respects. Each Insider represents and warrants that:  such Insider is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction;  such Insider has never been convicted of, or pleaded guilty to, any crime  involving fraud,  relating to any financial transaction or handling of funds of another person or  pertaining to any dealings in any securities and such Insider is not currently a defendant in any such criminal proceeding; and  none of the Sponsor Entities or any such Insider has ever been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked.

10. Except as disclosed in the Prospectus, none of the Sponsor Entities, the Insiders or their respective affiliates, shall receive any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of the Company’s initial Business Combination (regardless of the type of transaction that it is). However, such persons may receive the following payments, none of which will be made from the proceeds held in the Trust Account prior to the completion of the initial Business Combination:  repayment of a loan of up to $300,000 made to the Company by the Sponsor, pursuant to a Promissory Note, dated October 15, 2025;  payment of an aggregate of $20,000 per month, to an affiliate of the Sponsor, for office space, utilities, and secretarial and administrative support, pursuant to an Administrative Support Agreement, dated March 30, 2026;  reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating, negotiating and consummating an initial Business Combination; and  repayment of loans, if any, and on such terms as to be determined by the Company from time to time, made by the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors to finance transaction costs in connection with an intended initial Business Combination; provided, that, if the Company does not consummate an initial Business Combination, a portion of the working capital held outside the Trust Account may be used by the Company to repay such loaned amounts so long as no proceeds from the Trust Account are used for such repayment. Up to $1,500,000 of such loans may be convertible into units of the post Business Combination entity at a price of $10.00 per unit at the option of the lender. Such units and their underlying securities shall be identical to the Private Placement Units and their underlying securities, including as to exercise price, exercisability and exercise period with respect to the underlying warrants.

11. Each Sponsor Entity and each Insider has full right and power, without violating any agreement to which it, he or she is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and, as applicable, to serve as a director on the board of directors of the Company and each Insider hereby consents to being named in the Prospectus as an officer and/or director of the Company, as applicable.

12. As used herein,  “Business Combination” shall mean a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving the Company and one or more businesses or entities;  “Founder Shares” shall mean the Class B Ordinary Shares, and the Class A Ordinary Shares issuable upon conversion of such Class B Ordinary Shares, held by the Sponsor, the Company’s independent directors and any other holder prior to the consummation of the Public Offering;  “Private Placement Units” shall mean the units consisting of one Class A Ordinary Share and one-sixth of one Warrant (the “Private Placement Warrants”) that the Unit Holder Sponsor has agreed to purchase for an aggregate purchase price of approximately $2,350,000, or $10.00 per unit, in a private placement that shall occur simultaneously with the consummation of the Public Offering;  “Public Shareholders” shall mean the holders of securities issued in the Public Offering and  “Trust Account” shall mean the trust fund into which a portion of the net proceeds of the Public Offering and the sale of the Private Placement Units shall be deposited.

13. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto. Each of the parties hereto hereby acknowledges and agrees that each Representative is a third-party beneficiary of this Letter Agreement.

14. No party hereto may assign either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph 14 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on each Sponsor Entity, each Insider and each of their respective successors, heirs and assigns and permitted transferees.

15. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto  all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of the State of New York located in the City and County of New York, Borough of Manhattan, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and  waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

16. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

17. This Letter Agreement shall terminate on the earlier of  the expiration of the Lock-up or  the liquidation of the Company; provided, however, that this Letter Agreement shall earlier terminate in the event that the Public Offering is not consummated and closed by April 1, 2026 or such later date approved by the Company’s shareholders in accordance with the Memorandum and Articles; provided, further, that paragraph 5 of this Letter Agreement shall survive such liquidation.

Sincerely,

KPET ULTRA PACELINE LLC

By:	/s/ Roger Edward Tamraz
Name:	Roger Edward Tamraz
Title:	Managing Member

KPET ULTRA PACELINE UNIT HOLDINGS LLC

By:	KPThree Capital LLC, its managing member

By:	/s/ Karl Peterson
Name:	Karl Peterson
Title:	Managing Member

Signature Page to
Letter Agreement

INSIDERS:

/s/ Karl Peterson
Name:	Karl Peterson

/s/ Roger Edward Tamraz
Name:	Roger Edward Tamraz

Signature Page to
Letter Agreement

INSIDERS:

/s/ James McKee
Name:	James McKee

/s/ Kathleen Philips
Name:	Kathleen Philips

/s/ Kneeland Youngblood
Name:	Kneeland Youngblood

Signature Page to
Letter Agreement

Acknowledged and Agreed:

KPET ULTRA PACELINE CORPORATION

By:	/s/ Roger Edward Tamraz
Name:	Roger Edward Tamraz
Title:	Chief Financial Officer

Signature Page to
Letter Agreement